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                                                                   EXHIBIT (11)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in each of the Prospectuses and the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 13, 1996, relating to the financial statements and financial highlights appearing in the August 31, 1996 Annual Report to Shareholders of Sierra Trust Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Counsel and Auditor" and "Financial Statements" in the Statement of Additional Information.





/s/  PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP
Boston, Massachusetts
October 28, 1996